Exhibit 21

SOUTH JERSEY GAS COMPANY
SUBSIDIARIES OF REGISTRANT
AS OF DECEMBER 31, 2009

Percentage of
	Voting Securities		State of
	Owned by Parent	Relationship	Incorporation

South Jersey Gas Company	Registrant	Parent	New Jersey

SJG Capital Trust	100	Subsidiary	Delaware
(inactive as of November 5, 2003)